SECOND AMENDED AND RESTATED
PLEDGE AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT is entered into as of October 20, 2008 by and between TYLER TECHNOLOGIES, INC., a Delaware corporation (“Borrower”),  and BANK OF TEXAS, N.A., a national banking association (“Lender”).

PRELIMINARY STATEMENT

Borrower and Lender are entering into a Second Amended and Restated Credit Agreement dated of even date herewith (as it may be amended or modified from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit to be made by the Lender to the Borrower.  To induce Lender to enter into and extend credit to the Borrower under the Credit Agreement, Borrower is entering into this Second Amended and Restated Pledge and Security Agreement (as it may be amended or modified from time to time, the “Security Agreement”).

ACCORDINGLY, Borrower and Lender, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.  Terms Defined in Credit Agreement.  All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement.

Section 1.2.  Terms Defined in Texas Business and Commerce Code.  Terms defined in the Texas Business and Commerce Code which are not otherwise defined in this Security Agreement are used herein as defined in the Texas Business and Commerce Code as in effect on the date hereof.

Section 1.3.  Definitions of Certain Terms Used Herein.  As used in this Security Agreement, in addition to the terms defined in the Preliminary Statement, the following terms shall have the following meanings:

“Accounts” means all rights to payment for goods sold or leased or services rendered by Borrower, whether or not earned by performance, together with all security interests or other security held by or granted to Borrower to secure such rights to payment.

“Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.

“Chattel Paper” means any writing or group of writings which evidences both a monetary obligation and a security interest in or a lease of specific goods.

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

“Collateral” means all Accounts, Chattel Paper, Documents, Equipment, Fixtures, General Intangibles, Investment Property, Instruments, Inventory, Pledged Deposits, Stock Rights and Other Collateral, wherever located, in which Borrower now has or hereafter acquires any right or interest, and the proceeds, insurance proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto.

“Control” shall have the meaning set forth in Chapter 8 of the Texas Business and Commerce Code as in effect from time to time.

“Default” means an event described in Section 5.1.

“Documents” means all documents of title and goods evidenced thereby, including without limitation all bills of lading, dock warrants, dock receipts, warehouse receipts and orders for the delivery of goods, and also any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers.

“Equipment” means all equipment, machinery, furniture and goods used or usable by Borrower in its business and all other tangible personal property (other than Inventory), and all accessions and additions thereto, including, without limitation, all Fixtures.

“Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.

“Fixtures” means all goods which become so related to particular real estate that an interest in such goods arises under any real estate law applicable thereto, including, without limitation, all trade fixtures.

“General Intangibles” means all intangible personal property (other than Accounts) including, without limitation, all contract rights, rights to receive payments of money, choses in action, causes of action, judgments, tax refunds and tax refund claims, patents, trademarks, trade names, copyrights, licenses, franchises, computer programs, software, goodwill, customer and supplier contracts, interests in general or limited partnerships, joint ventures or limited liability companies, reversionary interests in pension and profit sharing plans and reversionary, beneficial and residual interests in trusts, leasehold interests in real or personal property, rights to receive rentals of real or personal property and guarantee and indemnity claims.

“Investment Property” means stock or other securities, whether certificated or uncertificated, of any other Person, or any direct or indirect loan, advance or capital contribution by such Person to any other Person, or any other item which would be classified as an “investment” on a balance sheet of such Person prepared in accordance with GAAP, including any direct or indirect contribution by such Person of property or assets to a joint venture, partnership or other business entity in which such Person retains an interest.

“Instruments” means all negotiable instruments (as defined in §3-104 of the Texas Business and Commerce Code as in effect from time to time), certificated and uncertificated securities and any replacements therefor and Stock Rights related thereto, and other writings which evidence a right to the payment of money and which are not themselves security agreements or leases and are of a type which in the ordinary course of business are transferred by delivery with any necessary endorsement or assignment, including, without limitation, all checks, drafts, notes, bonds, debentures, government securities, certificates of deposit, letters of credit, preferred and common stocks, options and warrants.

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

“Inventory” means all goods held for sale or lease, or furnished or to be furnished under contracts of service, or consumed in Borrower’s business, including without limitation raw materials, intermediates, work in process, packaging materials, finished goods, semi-finished inventory, scrap inventory, manufacturing supplies and spare parts, all such goods that have been returned to or repossessed by or on behalf of Borrower, and all such goods released to Borrower or to third parties under trust receipts or similar documents.

“Lenders” means each lender that is from time to time a party to the Credit Agreement, and its successors and assigns.

“Obligations” or “Secured Obligations” mean any and all existing and future indebtedness, obligation and liability of every kind, nature and character, direct or indirect, absolute or contingent (including all renewals, extensions and modifications thereof and all fees, costs and expenses incurred by Lenders in connection with the preparation, administration, collection or enforcement thereof), of Borrower to Lenders arising under or pursuant to this Security Agreement, the Credit Agreement and the promissory note or notes issued or hereafter issued under the Credit Agreement (including, without limitation, the Obligations as defined in the Credit Agreement.)

“Other Collateral” means any property of Borrower, other than real estate, not included within the defined terms Accounts, Chattel Paper, Documents, Equipment, Fixtures, General Intangibles, Instruments, Inventory, Investment Property, Pledged Deposits and Stock Rights, including, without limitation, all cash on hand and all deposit accounts or other deposits (general or special, time or demand, provisional or final) with any bank or other financial institution, it being intended that the Collateral include all property of Borrower other than real estate.

“Person” shall mean an individual, partnership, joint venture, corporation, limited liability company, joint stock company, bank, trust, unincorporated organization and/or a government or any department or agency thereof.

“Pledged Deposits” means all time deposits of money, whether or not evidenced by certificates, which Borrower may from time to time designate as pledged to Lender as security for any Obligation, and all rights to receive interest on said deposits.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments or Pledged Deposits, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Section” means a numbered section of this Security Agreement, unless another document is specifically referenced.

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

“Security” has the meaning set forth in Chapter 8 of the Texas Business and Commerce Code as in effect from time to time

“Stock Rights” means any securities, dividends or other distributions and any other right or property which Borrower shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any securities or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any securities, any right to receive securities and any right to receive earnings, in which Borrower now has or hereafter acquires any right, issued by an issuer of such securities.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

GRANT OF SECURITY INTEREST

Borrower hereby pledges, assigns and grants to Lender a security interest in all of Borrower’s right, title and interest in and to the Collateral to secure the prompt and complete payment and performance of the Secured Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

Section 3.1.  Title, Authorization, Validity and Enforceability.  Borrower has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1.6, and has full power and authority to grant to Lender the security interest in such Collateral pursuant hereto.  The execution and delivery by Borrower of this Security Agreement has been duly authorized by proper corporate proceedings, and this Security Agreement constitutes a legal, valid and binding obligation of Borrower and creates a security interest which is enforceable against Borrower in all now owned and hereafter acquired Collateral except as limited by applicable bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium, or other similar laws at the time in effect affecting the rights of creditors generally.

Section 3.2.  Conflicting Laws and Contracts.  Neither the execution and delivery by Borrower of this Security Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower or Borrower’s articles or certificate of incorporation or by-laws, or (ii) to the extent the same could reasonably be expected to have a Material Adverse Effect, violate the provisions of any indenture, instrument or agreement to which Borrower is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement (other than any Lien of Lenders).

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

Section 3.3.  Principal Location.  Borrower’s mailing address, and the location of its chief executive office and of the books and records relating to the Receivables, is disclosed in Exhibit “A”. Borrower has no other places of business except those set forth in Exhibit “A”.  The State in which Borrower was originally, and is still, incorporated is Delaware.

Section 3.4.  Property Locations.  The Inventory, Equipment and Fixtures are located solely at the locations described in Exhibit “A”.  All of said locations are owned by Borrower except for locations (i) which are leased by Borrower as lessee and designated in Part B of Exhibit “A” and (ii) at which Inventory is held in a public warehouse or is otherwise held by a bailee or on consignment as designated in Part C of Exhibit “A”, with respect to which Inventory Borrower has delivered bailment agreements, warehouse receipts, financing statements or other documents satisfactory to Lender to protect Lender’s security interest in such Inventory.

Section 3.5.  No Other Names.  Since January 1, 2000, Borrower has not conducted business under any name except the name in which it has executed this Security Agreement.

Section 3.6.  No Default.  No Default or Unmatured Default exists.

Section 3.7.  Accounts and Chattel Paper.  The names of the obligors, amounts owing, due dates and other information with respect to the Accounts and Chattel Paper are and will be correctly stated in all material respects in all records of Borrower relating thereto and in all invoices and reports with respect thereto furnished to Lender by Borrower from time to time.  As of the time when each Account or each item of Chattel Paper arises, Borrower shall be deemed to have represented and warranted that such Account or Chattel Paper, as the case may be, and all records relating thereto, are genuine and in all material respects what they purport to be.

Section 3.8.  Filing Requirements.  None of the Equipment is covered by any certificate of title, except for the vehicles described in Part A of Exhibit “B”.  None of the Collateral is of a type for which security interests or liens may be perfected by filing under any federal statute except for (i) the vehicles described in Part B of Exhibit “B” and (ii) patents, trademarks and copyrights held by Borrower and described in Part C of Exhibit “B”.

Section 3.9.  No Financing Statements.  No financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming Borrower as debtor has been filed in any jurisdiction except (i) financing statements naming Lender as the secured party, (ii) as described in Exhibit “D” or (iii) as permitted by Section 4.1.6.

Section 3.10.  Federal Employer Identification Number.  Borrower’s Federal employer identification number is 75-2303920.

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

Section 3.11.  Pledged Securities and Other Investment Property.  Exhibit “E” sets forth a complete and accurate list of the Instruments, Securities and other Investment Property delivered to Lender.  Borrower is the direct and beneficial owner of each Instrument, Security and other type of Investment Property listed on Exhibit “E” as being owned by it, free and clear of any Liens, except for the security interest granted to Lender hereunder.  Borrower further represents and warrants that (i) all such Instruments, Securities or other types of Investment Property which are shares of stock in a corporation or ownership interests in a partnership or limited liability company have been (to the extent such concepts are relevant with respect to such Instrument, Security or other type of Investment Property) duly and validly issued, are fully paid and non-assessable and (ii) with respect to any certificates delivered to Lender representing an ownership interest in a partnership or limited liability company, either such certificates are Securities as defined in Article 8 of the Business and Commerce Code of the applicable jurisdiction as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, Borrower has so informed Lender so that Lender may take steps to perfect its security interest therein as a General Intangible.

ARTICLE IV

COVENANTS

From the date of this Security Agreement, and thereafter until this Security Agreement is terminated:

Section 4.1.  General.

4.1.1  Inspection.  Borrower will permit Lender, by its representatives and agents (i) to inspect the Collateral, (ii) to examine and make copies of the records of Borrower relating to the Collateral and (iii) to discuss the Collateral and the related records of Borrower with, and to be advised as to the same by, Borrower’s officers and employees (and, in the case of any Receivable, with any person or entity which is or may be obligated thereon), all at such reasonable times and intervals as Lender may determine (but, except during the continuance of a Default, not more than once in any fiscal quarter of Borrower), and all at Borrower’s expense.

4.1.2  Taxes.  Borrower will pay when due all taxes, assessments and governmental charges and levies upon the Collateral, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP without resulting in the occurrence of a Material Adverse Effect.

4.1.3  Records and Reports.  Borrower will maintain complete and accurate books and records with respect to the Collateral, and furnish to Lender such reports relating to the Collateral as Lender shall from time to time request.

4.1.4  Financing Statements and Other Actions; Defense of Title.  Borrower will execute and deliver to Lender all financing statements and other documents and take such other actions as may from time to time be requested by Lender in order to maintain a first perfected security interest in and, in the case of Investment Property, Control of, the Collateral, subject, however, to any Liens permitted under Section 4.1.6.  Borrower will take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of Lender in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

4.1.5  Disposition of Collateral.  Borrower will not sell, lease or otherwise dispose of the Collateral except (i) occasional sales or dispositions of immaterial assets in the ordinary course of business and consistent with past practices for a consideration equal to or exceeding book value, (ii) sales or other dispositions, without necessity of consideration, of assets that are obsolete or have negligible fair market value, (iii) sales or other dispositions of equipment and trade fixtures for a fair and adequate consideration in connection with the replacement thereof by the Person effecting such sale or other disposition, (iv) other sales of assets, other than in the ordinary course of business, for an aggregate sales price totaling not more than $250,000 in any fiscal year, (v) collection of Accounts in the ordinary course of business consistent with past practices, (vi) the discount of delinquent accounts receivable in the ordinary course of business consistent with past practices for purposes of facilitating collection, (vii) until such time following the occurrence of a Default as Borrower receives a notice from Lender instructing Borrower to cease such transactions, sales or leases of Inventory in the ordinary course of business, and (viii) until such time as Borrower receives a notice from Lender pursuant to Article VII, proceeds of Inventory and Accounts collected in the ordinary course of business.  In connection with any sale or other disposition of Collateral permitted under this Security Agreement, provided that no Default exists or would be caused thereby, upon reasonable advance written notice from Borrower of the intent to so dispose of such Collateral, Lender at Borrower’s expense shall release the Collateral to be sold or disposed of from the Liens and security interests created by this Security Agreement and the other Loan Documents and shall execute and deliver any releases reasonably requested by Borrower to evidence such release.

4.1.6  Liens.  Borrower will not create, incur, or suffer to exist any Lien on the Collateral except (i) the security interest created by this Security Agreement, (ii) existing Liens described in Exhibit “D”, and (iii) other Liens permitted pursuant to Section 9.2 of the Credit Agreement.

4.1.7  Change in Location or Name.  Borrower will not (i) have any of its Inventory, Equipment or Fixtures (other than Collateral disposed of as permitted by Section 4.1.5) at a location other than a location specified in Exhibit “A”, (ii) maintain records relating to its Receivables at a location other than at the location specified on Exhibit “A”, (iii) change its name or taxpayer identification number or (iv) change its state of incorporation, unless Borrower shall have given Lender not less than 30 days’ prior written notice thereof, and Lender shall have determined that such change will not adversely affect the validity, perfection or priority of Lender’s security interest in the Collateral.

4.1.8  Other Financing Statements.  Borrower will not file or authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by Section 4.1.6.

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

Section 4.2.  Receivables.

4.2.1  Certain Agreements on Receivables.  Borrower will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable or accept in satisfaction of a Receivable less than the original amount thereof, except that, prior to the occurrence of a Default, Borrower may offer discounts, credits and rebates, and may reduce the amount of Accounts, in accordance with its present policies and in the ordinary course of business.

4.2.2  Collection of Receivables.  Except as otherwise provided in this Security Agreement, Borrower will attempt to collect and enforce, at Borrower’s sole expense, all amounts due or hereafter due to Borrower under the Receivables in a manner consistent with its present collection, write-down and write-off policies.

4.2.3  Delivery of Invoices.  Borrower will deliver to Lender promptly  upon its request after the occurrence of a Default duplicate invoices with respect to each Account bearing such language of assignment as Lender shall specify.

4.2.4  Disclosure of Counterclaims on Receivables.  If (i) any discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a Receivable exists or (ii) if, to the knowledge of Borrower, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to a Receivable, Borrower will disclose such fact to Lender in writing in connection with Lender’s field examinations relating to such Receivable.

Section 4.3.  Inventory and Equipment.

4.3.1  Maintenance of Goods.  Borrower will do all things necessary to maintain, preserve, protect and keep the Inventory and the Equipment in good repair and working and saleable condition.

4.3.2  Insurance.  Borrower will maintain insurance in accordance with Section 8.11 of the Credit Agreement.

4.3.3  Titled Vehicles.  Borrower will give Lender notice of its acquisition of any vehicle covered by a certificate of title and deliver to Lender, upon request, the original of any vehicle title certificate for any such vehicle that is not subject to a Lien permitted under Section 4.1.6. and do all things necessary to have the Lien of Lender noted on any such certificate.

Section 4.4.  Instruments, Securities, Chattel Paper, Documents and Pledged Deposits. Borrower will (i) deliver to Lender immediately upon execution of this Security Agreement the originals of all Chattel Paper, certificated Securities and Instruments (if any then exist) constituting Collateral, (ii) hold in trust for Lender upon receipt and immediately thereafter deliver to Lender any Chattel Paper, certificated Securities and Instruments constituting Collateral, (iii) upon the designation of any Pledged Deposits (as set forth in the definition thereof), deliver to Lender such Pledged Deposits which are evidenced by certificates included in the Collateral endorsed in blank, marked with such legends and assigned as Lender shall specify, and (iv) upon Lender’s request, after the occurrence and during the continuance of a Default,  deliver to Lender (and thereafter hold in trust for Lender upon receipt and immediately deliver to Lender) any Document evidencing or constituting Collateral.  As to any limited partnership interests in any limited partnership constituting a Subsidiary or ownership interests in a limited liability company constituting a Subsidiary which are included within the Collateral and which at any time constitute a Security as to the issuer of any such interests, Borrower shall either (i) deliver all certificates or other documents constituting such Security to Lender or (ii) cause the issuer of such Security or a securities intermediary relating to such Security to enter into a control agreement with respect to such Security and such Security is defined as such under Article 8 of the Uniform Commercial Code of the applicable jurisdiction, whether as a result of actions by the issuer thereof or otherwise.

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

Section 4.5.  Uncertificated Securities and Certain Other Investment Property. Borrower will permit Lender from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of Investment Property not represented by certificates which are Collateral to mark their books and records with the numbers and face amounts of all such uncertificated securities or other types of Investment Property not represented by certificates and all rollovers and replacements therefor to reflect the Lien of Lender granted pursuant to this Security Agreement.  Borrower will take any actions necessary to cause (i) the issuers of uncertificated securities which are Collateral and which are Securities and (ii) any financial intermediary which is the holder of any Investment Property which is Collateral, to cause Lender to have and retain Control over such Securities or other Investment Property.  Without limiting the foregoing, Borrower will, with respect to Investment Property which is Collateral and held with a financial intermediary, cause such financial intermediary to enter into a control agreement with Lender in form and substance satisfactory to Lender.

Section 4.6.  Stock and Other Ownership Interests.

4.6.1  Changes in Capital Structure of Issuers. Except in connection with a transaction permitted under Section 9.7 of the Credit Agreement, Borrower will not vote any of the Instruments, Securities or other Investment Property constituting Collateral in favor of any action of, or transaction by, the issuer thereof to dissolve, liquidate, retire any of its capital stock or other Instruments or Securities evidencing ownership, reduce its capital or merge or consolidate with any other entity.

4.6.2  Issuance of Additional Securities.  Borrower will not vote any of the Instruments, Securities or other Investment Property constituting Collateral in favor of any action of, or transaction by, the issuer thereof to issue any such securities or other ownership interests, any right to receive the same or any right to receive earnings, except to Borrower or to a Guarantor.

4.6.3  Registration of Pledged Securities and other Investment Property.  Borrower will permit any registerable Collateral to be registered in the name of Lender or its nominee at any time after the occurrence of a Default at the option of Lender.

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

4.6.4  Exercise of Rights in Pledged Securities and other Investment Property.  Borrower will permit Lender or its nominee at any time after the occurrence of a Default, without notice, to exercise all voting and corporate rights relating to the Collateral, including, without limitation, exchange, subscription or any other rights, privileges, or options pertaining to any corporate securities or other ownership interests or Investment Property in or of a corporation, partnership, joint venture or limited liability company constituting Collateral and the Stock Rights as if it were the absolute owner thereof.

Section 4.7.  Pledged Deposits.  Borrower will not withdraw all or any portion of any Pledged Deposit or fail to rollover said Pledged Deposit without the prior written consent of Lender.

Section 4.8.  Deposit Accounts.  Borrower will (i) upon Lender’s request, notify each bank or other financial institution (other than Lender) in which it maintains a deposit account or other deposit (general or special, time or demand, provisional or final) of the security interest granted to Lender hereunder and either cause each such bank or other financial institution to acknowledge such notification in writing within thirty (30) days after Lender’s request or, within such thirty (30) day period, cause such accounts to be terminated, and (ii) upon Lender’s request after the occurrence and during the continuance of a Default, deliver to each such bank or other financial institution a letter, in form and substance acceptable to Lender, transferring dominion and control over each such account to Lender until such time as no Default exists.

Section 4.9.  Federal Claims.  Borrower will notify Lender of any Collateral which constitutes a claim against the United States government or any instrumentality or agency thereof, the assignment of which claim is expressly restricted by federal law in a manner that would not permit Lender to obtain a Security Interest therein under the Texas Business and Commerce Code or the Uniform Commercial Code of any other applicable jurisdictions.

ARTICLE V

DEFAULT

Section 5.1.  Default.  The occurrence of any one or more of the following events shall constitute a Default:

5.1.1  The breach by Borrower of any of the terms or provisions of Sections 4.1.1, 4.1.4 through 4.1.8, 4.2.1, 4.2.3, 4.2.4, and 4.4 through 4.9 or Article VII.

5.1.2  The occurrence of any “Event of Default” under, and as defined in, the Credit Agreement.

Section 5.2.  Acceleration and Remedies.  Upon the acceleration of the Obligations under the Credit Agreement, the Obligations shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and Lender shall at the request of, or may, with the consent of, the Lender, exercise any or all of the following rights and remedies:

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

5.2.1  Those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document, provided that this Section 5.2.1 shall not be understood to limit any rights or remedies available to Lender prior to a Default.

5.2.2  Those rights and remedies available to a secured party under the Texas Business and Commerce Code (whether or not the Texas Business and Commerce Code applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

5.2.3  Without notice except as specifically provided in Section 8.1 or elsewhere herein, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as Lender may deem commercially reasonable.

Section 5.3.  Borrower’s Obligations Upon Default.  Upon the request of Lender after the occurrence of a Default, Borrower will:

5.3.1  Assembly of Collateral.  Assemble and make available to Lender the Collateral and all records relating thereto at any place or places specified by Lender.

5.3.2  Secured Party Access.  Permit Lender, or Lender’s representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

Section 5.4.  License.  Lender is hereby granted a license or other right to use, following the occurrence and during the continuance of a Default, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral, and, following the occurrence and during the continuance of a Default, Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit.  In addition, Borrower hereby irrevocably agrees that Lender may, following the occurrence and during the continuance of a Default, sell any of Borrower’s Inventory directly to any Person, including without limitation Persons who have previously purchased Borrower’s Inventory from Borrower and in connection with any such sale or other enforcement of Lender’s rights under this Agreement, may sell Inventory which bears any trademark owned by or licensed to Borrower and any Inventory that is covered by any copyright owned by or licensed to Borrower and Lender may finish any work in process and affix any trademark owned by or licensed to Borrower and sell such Inventory as provided herein.

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

ARTICLE VI

WAIVERS, AMENDMENTS AND REMEDIES

No delay or omission of Lender to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy.  No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by Lender, and then only to the extent in such writing specifically set forth.  All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to Lender until the Secured Obligations have been paid in full.

ARTICLE VII

PROCEEDS; COLLECTION OF RECEIVABLES

Section 7.1.  Lockboxes.  Upon request of Lender after the occurrence and during the continuance of a Default, Borrower shall execute and deliver to Lender irrevocable lockbox agreements in the form provided by or otherwise acceptable to Lender, which agreements shall be accompanied by an acknowledgment by the bank where the lockbox is located of the Lien of Lender granted hereunder and of irrevocable instructions to wire all amounts collected therein to a special collateral account at Lender.

Section 7.2.  Collection of Receivables.  Lender may at any time in its sole discretion after the occurrence and during the continuance of a Default, by giving Borrower written notice, elect to require that the Receivables be paid directly to Lender.  In such event, Borrower shall, and shall permit Lender to, promptly notify the account debtors or obligors under the Receivables of the Lender’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under the Receivables directly to Lender.  Upon receipt of any such notice from Lender, Borrower shall thereafter hold in trust for Lender all amounts and proceeds received by it with respect to the Receivables and Other Collateral and immediately and at all times thereafter deliver to Lender all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements.  Lender shall hold and apply funds so received as provided by the terms of Sections 7.3 and 7.4.

Section 7.3.  Special Collateral Account.  After the occurrence and during the continuance of a Default, Lender may require all cash proceeds of the Collateral to be deposited in a special non-interest bearing cash collateral account with Lender and held there as security for the Secured Obligations.  Borrower shall have no control whatsoever over said cash collateral account.  So long as such Default is continuing but prior to an acceleration of the Secured Obligations, Lender shall apply the collected balances in said cash collateral account on each business day first to the payment of the Secured Obligations outstanding under the Note whether or not such Secured Obligations shall then be due, next to the retention in the cash collateral account of an amount equal to 110% of the amount, if any, by which, after giving effect to the preceding application, (a) the sum of (i) the outstanding principal balance of the Note plus (ii) the Letter of Credit Exposure, exceeds (b) the Borrowing Base, and finally the balance, if any, remaining after giving effect to the two preceding applications into Borrower’s general operating account with Lender.  After an acceleration of the Secured Obligations, Lender shall be entitled to apply the balance in such collateral account against the Secured Obligations in any manner it shall determine in its sole discretion, and/or to retain any such balances as cash collateral for any Letter of Credit Exposure.

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

Section 7.4.  Application of Proceeds.  The proceeds of the Collateral realized by Lender shall be applied by Lender to payment of the Secured Obligations in the following order unless a court of competent jurisdiction shall otherwise direct:

(a)  FIRST, to payment of all costs and expenses of Lender and Lenders incurred in connection with the collection and enforcement of the Secured Obligations or of the security interest granted to Lender pursuant to this Security Agreement;

(b)  SECOND, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest and fees;

(c)  THIRD, to payment of the principal of the Secured Obligations;

(d)  FOURTH, to payment of any Secured Obligations (other than those listed above); and

(e)  FIFTH, the balance, if any, after all of the Secured Obligations have been satisfied, shall be deposited by Lender into Borrower’s general operating account with Bank of Texas.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1.  Notice of Disposition of Collateral.  Any notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made shall be deemed reasonable if sent to Borrower, in the maner and addressed as set forth in Article IX, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made.

Section 8.2.  Compromises and Collection of Collateral.  Borrower and Lender recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectable in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable.  In view of the foregoing, Borrower agrees that Lender may at any time and from time to time, if a Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as Lender in its sole discretion shall determine or abandon any Receivable, and any such action by Lender shall be commercially reasonable so long as Lender acts in good faith based on information known to it at the time it takes any such action.

Section 8.3.  Secured Party Performance of Borrower Obligations.  Without having any obligation to do so, Lender may perform or pay any obligation which Borrower has agreed to, and failed to, perform or pay in this Security Agreement and Borrower shall reimburse Lender for any amounts paid by Lender pursuant to this Section 8.3.  Borrower’s obligation to reimburse Lender pursuant to the preceding sentence shall be a Secured Obligation payable on the second Business Day after Lender’s demand for such payment.

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

Section 8.4.  Authorization for Secured Party to Take Certain Action.  Borrower irrevocably authorizes Lender at any time and from time to time in the sole discretion of Lender and appoints Lender as its attorney in fact (i) to file financing statements necessary or desirable in Lender’s sole discretion to perfect and to maintain the perfection and priority of Lender’s security interest in the Collateral, (ii) to indorse and collect any cash proceeds of the Collateral, (iii) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as Lender in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of Lender’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral and which are Securities or with financial intermediaries holding other Investment Property as may be necessary or advisable to give Lender Control over such Securities or other Investment Property, (v) subject to the terms of Section 4.1.5, to enforce payment of the Receivables in the name of Lender or Borrower, (vi) to apply the proceeds of any Collateral received by Lender to the Secured Obligations as provided in Article VII and (vii) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are specifically permitted hereunder), and Borrower agrees to reimburse Lender on demand for any payment made or any expense incurred by Lender in connection therewith, provided that this authorization shall not relieve Borrower of any of its obligations under this Security Agreement or under the Credit Agreement.

Section 8.5.  Specific Performance of Certain Covenants.  Borrower acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.5, 4.1.6, 4.4, 5.3, or 8.7 or in Article VII will cause irreparable injury to Lenders, that Lenders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of Lender to seek and obtain specific performance of other obligations of Borrower contained in this Security Agreement, that the covenants of Borrower contained in the Sections referred to in this Section 8.5 shall be specifically enforceable against Borrower.

Section 8.6.  Use and Possession of Certain Premises.  Upon the occurrence of a Default, Lender shall be entitled to occupy and use any premises owned or leased by Borrower where any of the Collateral or any records relating to the Collateral are located until the Secured Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay Borrower for such use and occupancy.

Section 8.7.  Dispositions Not Authorized.  Borrower is not authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1.5 and notwithstanding any course of dealing between Borrower and Lender or other conduct of Lender, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1.5) shall be binding upon Lender.

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

Section 8.8.  Benefit of Agreement.  The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Lender.

Section 8.9.  Survival of Representations.  All representations and warranties of Borrower contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.

Section 8.10.  Taxes and Expenses.  Any taxes, excluding taxes imposed on any Lender’s net income (including penalties and interest payable in respect thereof) and franchise taxes imposed on any Lender by any jurisdiction under the laws of which such Lender is organized or doing business (or any political subdivision thereof), payable or ruled payable by Federal or State authority in respect of this Security Agreement shall be paid by Borrower, together with interest and penalties, if any.  Borrower shall reimburse such Lender for any and all out-of-pocket expenses and internal charges (including reasonable attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of such Lender) paid or incurred by such Lender in connection with the preparation, execution, delivery, administration, collection and enforcement of this Security Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral).  Any and all costs and expenses incurred by Borrower in the performance of actions required pursuant to the terms hereof shall be borne solely by Borrower.

Section 8.11.  Headings.  The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.

Section 8.12.  Termination.  This Security Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Credit Agreement has terminated pursuant to its express terms and (ii) all of the Secured Obligations have been indefeasibly paid and performed in full and no commitments of Lenders which would give rise to any Secured Obligations are outstanding.

Section 8.13.  Entire Agreement.  The Loan Documents collectively embody the entire agreement and understanding between Borrower and Lender relating to the Collateral and supersede all prior agreements and understandings between Borrower and Lender relating to the Collateral.

Section 8.14.  CHOICE OF LAW.  THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF TEXAS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

Section 8.15.  Amendment and Restatement.  This Security Agreement amends and restates in its entirety that certain Pledge and Security Agreement dated February 27, 2002 by and between Borrower and Bank of Texas, N.A. (the “Original Security Agreement”), but does not constitute a novation of the Original Security Agreement, and does not extinguish the liens and security interests created and evidenced by the Original Security Agreement, which liens and security interests are hereby ratified, confirmed and extended by this Original Security Agreement.  None of execution, delivery, and performance of any other documents executed in connection with this Agreement, including but not limited to execution of any amendment or modification to the Credit Agreement, shall constitute a novation of any indebtedness already existing.

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

ARTICLE IX

NOTICES

Section 9.1.  Sending Notices.  Any notice required or permitted to be given under this Security Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 12.4 of the Credit Agreement.  Notices to Borrower shall be sent to the address as provided in Exhibit “A.”

Section 9.2.  Change in Address for Notices.  Each of Borrower and Lender may change the address for service of notice upon it by a notice in writing to the other parties.

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PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

IN WITNESS WHEREOF, Borrower and Lender have executed this Security Agreement as of the date first above written.

BORROWER:

TYLER TECHNOLOGIES, INC., a Delaware corporation

By:
Brian K. Miller,
Executive Vice President and
Chief Financial Officer

LENDER:

BANK OF TEXAS, N.A., a national banking association

By:
Ryan Suchala, Vice President

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

The foregoing instrument was acknowledged before me this ___ day of October, 2008, by Brian K. Miller, an Executive Vice President and Chief Financial Officer of TYLER TECHNOLOGIES, INC., on behalf of said corporation.

_______________________
Notary Public

My commission expires:
_______________________

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

The foregoing instrument was acknowledged before me this ___ day of October, 2008, by Ryan Suchala, Vice President of Bank of Texas, N.A. on behalf of such banking association.

_______________________
Notary Public

My commission expires:
_______________________

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

EXHIBIT “A”

(See Sections 3.3, 3.4, 4.1.7, and 9.1 of the Amended and Restated Pledge and Security Agreement)

Principal Place of Business and Mailing Address:

Tyler Technologies, Inc.
5949 Sherry Lane, Suite 1400
Dallas, Texas 75225
Attention: Treasurer

Federal Taxpayer Identification Number: 75-2303920

Location of Receivable Records: Same as above

Location of Inventory and Equipment and Fixtures:

A.           Properties Owned by Borrower

•	3199 Klepinger Road, Dayton, Ohio 45406
•	700 Mount Hope Ave., Bangor, Maine 04401
•	1512 Colony Circle, Longview, Texas 75604
•	One Cole Haan Drive, Yarmouth, Maine 04096
•	SE Corner of 53rd & Chicago, Lubbock, Texas 79414

B.           Properties Leased by Borrower:

•	5949 Sherry Lane, Suite 1400, Dallas, Texas 75225
•	5808 4th Street, Lubbock, Texas 79416
•	6500 International Parkway, Suite 2000, Plano, Texas 75093
•	370 U.S. Route One, Falmouth, Maine 04105
•	120 East Third Street, Eagle, Colorado 81631
•	78 N. Main, Driggs, Idaho 83422
•	2730 Ford Street, Ames, Iowa 50010
•	525 Avis Drive, Suite 5, Ann Arbor, Michigan 48108
•	1100 Oakesdale Ave. SW, Renton, Washington 98055
•	14142 Denver West Parkway, Suite 155, Lakewood, Colorado 80401
•	4400 S. Technology Dr., Suite 100, Sioux Falls, South Dakota 57106
•	1601 East Valley Road, Renton, Washington 98057
•	800 West Cummings Park, Suite 4400, Woburn, Massachusetts 02801
•	1700 W. Park Drive, Suite 180, Westborough, Massachusetts 01581
•	2604 Dempster Street, Suite 406, Park Ridge, Illinois
•	3550 North Central Avenue, Suite 1208, Phoenix, Arizona 85012

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

•	900 Ridgefield Drive, Suite 205, Raleigh, North Carolina 27609
•	4 British American Blvd., Suite 2, Latham, New York 12110
•	7249 Capitol Blvd. South, Olympia, Washington 98501
•	116 Cliff Cave Road, Suite 1, St. Louis, Missouri 63129
•	22500 Illinois Rt. 9, Tremont, Illinois 61568

C.	Public Warehouses of other locations pursuant to bailment or consignment arrangements:

•	none

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

EXHIBIT “B”

(See Sections 3.8 of the Amended and Restated Pledge and Security Agreement)

A.           Vehicles subject to certificate of title: none

Vehicle	VIN
1998 Pontiac Bonneville, #4454	1G2HX52K5WH224454
2003 Chevrolet Impala #3298	2G1WF52E239193298
1999 Ford Explorer, #4580	1FMZU34E2XZA24580
2008 Ford Taurus, #8035	1FAHF25W48G118035
2008 Ford Taurus, #1139	1FAHP24W78G121139
2005 Ford Taurus SD #9842	1FAFP53215A129842
2008 Ford Taurus #8893	1FAHP24W08G148893
2007 Chevrolet P/U Crew Cab #2663	3GCEK13M07G502663
1998 Mitsubishi Montero, S#7283	JA4LS41POWP027283
2007 Honda Civic 4DR AT #5174	1HGFA16587L095174
1995 Saab 900, S# 6942	YS3DD75B4S7016942
2006 Lexus IS 350 #5647	JTHBE262665005647

B.           Other Vehicles: none

C.           Patents, copyrights, trademarks protected under federal law:

Trademarks:

No. 933, 681	Scales design only, Class 35, Owned by Tyler Technologies, Inc., Registered 5/9/72

No. 1,402,565	SEACOR, Owned by Tyler Technologies, Inc., Registered 7/22/86

No. 1,616,006	Scales design only, Class 35 and 36, Owned by Tyler Technologies, Inc., Registered 10/2/90

No. 1,610,740	CLT, Owned by Tyler Technologies, Inc., Registered 8/21/90

No. 2,394,873	T (and design), Owned by Tyler Technologies, Inc., Registered 10/17/2000

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

EXHIBIT “C”

(Intentionally Omitted)

EXHIBIT “D”

(See Sections 3.9 and 4.1.6 of the Amended and Restated Pledge and Security Agreement)

Existing Liens on the Collateral:  see attached UCC searches

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)

EXHIBIT “E”

(See Sections 3.11 of the Amended and Restated Pledge and Security Agreement)

A.           Stocks: None

B.           Bonds:  None

C.           Government Securities:  see attached schedule

D.           Other Securities or Investment Property:  see attached schedule

PLEDGE AND SECURITY AGREEMENT (Tyler Technologies, Inc.)